Exhibit 99.1

Vapotherm Announces Appointment of Donald Spence to Board of Directors and the Resignations of Craig Reynolds and Geoff Pardo

EXETER, New Hampshire, October 23, 2020 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), a global medical technology company focused on the development and commercialization of its proprietary high velocity therapy, which is used to treat patients of all ages suffering from respiratory distress, today announced the appointment of Donald Spence to the Company’s Board of Directors. Mr. Spence will serve as a member and chair of the Compensation Committee, and as a member of the Audit Committee.  The Board of Directors unanimously voted to appoint Mr. Spence to fill these positions, effective October 21, 2020.

“We are delighted that Don is joining our Board of Directors.  Don is a proven executive and his background in the healthcare industry, including his time leading the Home Healthcare Solutions business for Philips Respironics, will be invaluable as we continue to grow our business,” said Joe Army, Vapotherm’s President and CEO. “While at Respironics, Don led key initiatives in terms of setting the strategy, building the leadership team, launching new products, and rapidly growing the business in the home market, prior to its acquisition by Philips. We welcome him to the Vapotherm Board of Directors and we look forward to working with him as we continue to undertake our own growth initiatives.”

Mr. Spence brings decades of leadership experience within the healthcare industry to the Vapotherm Board of Directors. Most recently, Mr. Spence served as President and Chief Executive Officer of Ebb Therapeutics, before retiring from the role in August 2019. Prior to joining Ebb, Mr. Spence was the Chairman and CEO at Lake Region Medical, where he worked from 2010 to 2015.  Mr. Spence previously served as the CEO of Philips Healthcare, formerly Respironics Inc., from 2005 to 2010, where he was responsible for Philips Home Healthcare Solutions and integrating Respironics into Philips. Mr. Spence also has held a number of executive leadership roles within medical technology companies, including BOC Group, PLC – Datex Ohmeda Medical Systems. Mr. Spence currently serves on the Board of Directors at Ebb Therapeutics, Integer Holdings, and Linguaflex. Mr. Spence earned his B.A. in Economics from Michigan State University and his M.A. in Economics from Central Michigan University.

In addition to the appointment of Mr. Spence to the Company’s Board of Directors, Vapotherm today also announced that Craig Reynolds and Geoff Pardo have resigned from the Company’s Board of Directors. Mr. Reynolds joined the Company’s Board of Directors in 2010 and served as a member and chair of the Compensation Committee and as a member of the Nominating and Governance Committee.  Mr. Pardo joined the Company’s Board of Directors in 2014 and served as a member of the Audit Committee.

“We are thankful for the commitment Craig and Geoff have made to the Company over the past several years. Craig’s executive experience and leadership skills were invaluable to the Board and management team as the Company began to scale its operations, launch new products, expand its commercial efforts and build a strong corporate culture. Geoff’s executive experience and healthcare venture capital investing background was instrumental in helping the Company develop and execute on its financing strategy, which helped fuel the Company’s growth," said

Jim Liken, Chairman of the Vapotherm Board of Directors. ”We wish them both the very best in their future endeavors.”

Vapotherm, Inc. (NYSE: VAPO) is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 2.3 million patients have been treated with Vapotherm high velocity therapy. For more information, visit www.vapotherm.com.

Vapotherm high velocity therapy is mask-free noninvasive ventilatory support and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one user-friendly tool. The Precision Flow system’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks and care complexities associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication.

Website Information Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this press release.

SOURCE:  Vapotherm, Inc.

Investor Relations Contact:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1-(603)-658-0011